SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -----------------------

                                 SCHEDULE 13G*
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                         Penn Treaty American Corporation
                                (Name of Issuer)

                         Common Stock, $0.10 par value
                        (Title of Class of Securities)

                                  707874103
                                 (CUSIP Number)

                               June 3, 2005
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 15 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 707874103                 13G                    Page 2 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        SuNOVA Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                     Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     863,285
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     863,285
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     863,285
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     1.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                     PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707874103                 13G                    Page 3 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                      SuNOVA Long-Term Opportunity Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     191,065

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     191,065
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     191,065
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     0.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                     PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707874103                 13G                    Page 4 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         SuNOVA Holdings, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     1,054,350
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     1,054,350
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     1,054,350
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     2.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                     00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707874103                 13G                    Page 5 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           SuNOVA Capital, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     1,527,077
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     1,527,077
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     1,527,077
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     3.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                     PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707874103                 13G                    Page 6 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                 SuNOVA, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     1,527,077
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     1,527,077
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     1,527,077
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     3.0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                     OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707874103                 13G                    Page 7 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                              Matthew Byrnes
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     2,581,427
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     2,581,427
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     2,581,427
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     5.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                     IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707874103                 13G                    Page 8 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                                Felice Gelman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                    United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     2,581,427
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     2,581,427
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     2,581,427
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                     5.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                     IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 707874103                 13G                    Page 9 of 15 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Penn Treaty American Corporation (the
"Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 3440 Lehigh Street, Allentown, PA 18103

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) SuNOVA Partners, L.P., a Delaware limited partnership ("SuNOVA Partners"), with respect to shares of Common Stock (as defined in Item 2(d) below) beneficially owned by it;

          (ii) SuNOVA Long-Term Opportunity Fund, L.P., a Delaware limited partnership ("SuNOVA Long-Term"), with respect to shares of Common Stock beneficially owned by it;

          (iii) SuNOVA Holdings, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of SuNOVA Partners and SuNOVA Long-Term (together, the "Partnerships"), with respect to shares of Common Stock beneficially owned by the Partnerships;

          (iv) SuNOVA Capital, LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities owned by SuNOVA Offshore Ltd., a Cayman Islands corporation ("SuNOVA
                  Offshore"), with   respect to shares  of  Common Stock
                  beneficially owned by SuNOVA Offshore;

          (v) SuNOVA, LLC, a Delaware limited liability company ("SuNOVA"), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock beneficially owned by SuNOVA Offshore;

          (vi) Mr. Matthew Byrnes, who serves as the co-managing member (together with Felice Gelman) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock beneficially owned by the Partnerships and SuNOVA Offshore; and

          (vii) Ms. Felice Gelman, who serves as the co-managing member (together with Mr. Byrnes) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock beneficially owned by the Partnerships and SuNOVA Offshore.

CUSIP No. 707874103                 13G                   Page 10 of 15 Pages

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 780 Third Avenue, 5th Floor, New York, NY 10017.

Item 2(c).     Citizenship:

     Each of the Partnerships, the General Partner, the Investment Manager and SuNOVA is organized under the laws of the State of Delaware. Each of Mr. Byrnes and Ms. Gelman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.10 par value ("Common Stock")

Item 2(e).  CUSIP Number:

     707874103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)   [ ] Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

CUSIP No. 707874103                 13G                   Page 11 of 15 Pages

          (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

      A. SuNOVA Partners, L.P.
          (a) Amount beneficially owned: 863,285
          (b) Percent of class: 1.7%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 50,771,557 shares of Common Stock which is the total number of shares issued and outstanding on June 3, 2005.
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 863,285
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 863,285

      B. SuNOVA Long-Term Opportunity Fund, L.P.
          (a) Amount beneficially owned: 191,065
          (b) Percent of class: 0.4%
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 191,065
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 191,065

      C. SuNOVA Holdings, LLC
          (a) Amount beneficially owned: 1,054,350
          (b) Percent of class: 2.1%
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,054,350
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,054,350

      D. SuNOVA Capital, LP
          (a) Amount beneficially owned: 1,527,077
          (b) Percent of class: 3.0%
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,527,077
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,527,077

      E. SuNOVA, LLC
          (a) Amount beneficially owned: 1,527,077
          (b) Percent of class: 3.0%
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,527,077
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,527,077

CUSIP No. 707874103                 13G                   Page 12 of 15 pages

      F. Matthew Byrnes
          (a) Amount beneficially owned: 2,581,427
          (b) Percent of class: 5.1%
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 2,581,427
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,581,427

      G. Felice Gelman
          (a) Amount beneficially owned: 2,581,427
          (b) Percent of class: 5.1%
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 2,581,427
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,581,427

The number of shares of Common Stock reported as beneficially owned by Mr. Byrnes and Ms. Gelman represent their indirect beneficial interest in 2,581,427 shares of Common Stock directly held, in the aggregate, by the Partnerships and SuNOVA Offshore, by virtue of Mr. Byrnes and Ms. Gelman serving as co-managing members of each of the General Partner and the general partner of the Investment Manager. The direct holdings of the Partnerships and SuNOVA Offshore represent, in the aggregate, approximately 5.1% of the issued and outstanding shares of Common Stock of the Company.

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     SuNOVA Offshore, a client of the Investment Manager, has the right to receive and the power to direct the receipt of dividends from, and proceeds from sale of, the securities reported in this statement. SuNOVA Offshore, however, does not hold more than five percent of the class of securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.     Identification and Classification of Members of the Group.

     Not applicable.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 707874103                 13G                   Page 13 of 15 pages

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 707874103                 13G                   Page 14 of 15 Pages

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 13, 2005


                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP



                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP

CUSIP No. 707874103                13G                    Page 15 of 15 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


DATED:  June 13, 2005


                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP



                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP